UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2020

Humanigen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

533 Airport Boulevard, Suite 400

Burlingame, CA 94010

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2020, Humanigen, Inc. (the “Company”) announced the appointment of David L. Tousley as the Company’s Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer, effective July 6, 2020.

Mr. Tousley, age 65, served as Principal of Stratium Consulting Services, assisting private and public companies with strategic and financial planning and management from January 2007 to July 6, 2020. Previously, Mr. Tousley served as the Chief Financial Officer for DARA Biosciences (Nasdaq: DARA), a publicly traded specialty pharmaceutical company focused on oncology treatment and oncology supportive care. Mr. Tousley has over 35 years of business experience including biotech, specialty pharmaceuticals and full phase pharmaceutical companies. He has held President, Chief Operating Officer and Chief Financial Officer roles in companies such as Pasteur, Merieux, Connaught, (known today as Sanofi Pasteur), AVAX Technologies, Inc. (Nasdaq: AVXT), airPharma, LLC, and PediaMed Pharmaceuticals, Inc., and has led companies in all aspects of operations, including pharmaceutical development. He has managed in both the private and public company environment, taking companies public, raising in excess of four hundred million dollars in debt and equity financings and has led business development activities, including joint ventures, partnerships, acquisitions and divestitures in the U.S., Europe and Australia. Mr. Tousley is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants, holds an undergraduate degree from Rutgers College and earned his MBA in accounting from Rutgers Graduate School of Business.

While at Stratium Consulting Services, Mr. Tousley provided various finance and accounting services to the Company, including as Interim Chief Financial Officer from October 2016 until August 2017, and from July 2019 until joining the Company in a full-time role. In connection with these services rendered since July 2019, Mr. Tousley received $457,912.50 (including $6,250 not yet billed or paid) in cash compensation from the Company, a stock option award to purchase 758,000 shares of the Company’s common stock at an exercise price of $0.40 per share, and a stock option award to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.86 per share.

The Company entered into an employment agreement with Mr. Tousley in connection with his appointment (the “Agreement”). The Agreement provides for an initial annual base salary for Mr. Tousley of $375,000 as well as eligibility for an annual bonus targeted at 40% of his base salary based on the achievements of objectives set and agreed to by the Company’s board of directors (the “Board”). Such bonus may be paid in a mix of cash, stock options, stock, or other equity, as determined by the Board in its sole discretion. In connection with his appointment, Mr. Tousley will be entitled to receive stock options to purchase 313,500 shares of the Company’s common stock within three business days following the effective date of approval by the Company’s stockholders of a new equity incentive plan. Mr. Tousley is entitled to participate in the Company’s benefit plans available to other executives.

Under the Agreement, Mr. Tousley is entitled to receive certain benefits upon termination of employment under certain circumstances. If the Company terminates Mr. Tousley’s employment for any reason other than “Cause”, or if Mr. Tousley resigns for “Good Reason” (each as such term is defined in the Agreement), Mr. Tousley will receive twelve months of base salary then in effect and the amount of the actual bonus earned by Mr. Tousley under the Agreement for the year prior to the year of termination, pro-rated based on the portion of the year Mr. Tousley was employed by the Company during the year of termination, or if no bonus had been received, at minimum 50% of his target bonus.

The Agreement additionally provides that if Mr. Tousley resigns for Good Reason or the Company or its successor terminates his employment within the three month period prior to and the two year period following a change in control (as such term is defined in the Agreement), the Company must pay or cause its successor to pay Mr. Tousley a lump sum cash payment equal to one times (a) his annual salary as of the day before his resignation or termination plus (b) the aggregate bonus received by Mr. Tousley for the year immediately preceding the change in control or, if no bonus had been received, at minimum 50% of the target bonus. In addition, upon such a resignation or termination, all outstanding stock options held by Mr. Tousley will immediately vest and become exercisable.

Item 8.01.         Other Events.

On July 7, 2020, the Company announced that Dr. Dale Chappell, the managing member of Black Horse Capital Management LLC, a private investment manager that specializes in biopharmaceuticals and a significant stockholder of the Company, joined the Company in a full-time role as the Company’s Chief Scientific Officer, effective July 6, 2020. Dr. Chappell, who received his MD from Dartmouth Medical School and his MBA from Harvard Business School, began his career as a Howard Hughes Medical Institute fellow at the National Cancer Institute where he studied tumor immunology, worked as a researcher in the labs of Dr. Steven A. Rosenberg (widely thought of as one of the pioneers in CAR-T therapy) and Dr. Nicholas P. Restifo (a leading researcher in the field of immunology) and is published in the field of GM-CSF.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Humanigen, Inc.

By:	/s/ Cameron Durrant
Name: Cameron Durrant Title: Chairman of the Board and Chief Executive Officer

Dated: July 10, 2020